EXHIBIT 10.11

CONSULTING AND INTELLECTUAL PROPERTY
ASSIGNMENT AGREEMENT

THIS CONSULTING AND INTELLECTUAL PROPERTY ASSIGNMENT AGREEMENT (“Agreement”) is made and entered into as of the 11th day of January, 2006, by and between Henvil Corp., an Ontario Canada corporation (“Henvil”), and Steve Livneh, its sole shareholder and principal, (collectively “Consultants”) as parties of the first part, and Bovie Medical Corporation, organized and existing under the laws of the State of Delaware, (“Bovie”), as party of the second part.

W-I-T-N-E-S-S-E-T-H

WHEREAS:  Consultants have experience and expertise in the medical device engineering and product development fields; and

WHEREAS Livneh is the creator, owner and inventor of proprietary inventions in the nature of reusable ergonomic modular disposable and re-usable hand instrumentation  and the ideas, designs and concepts therefor, as more fully and particularly described in Exhibits A and B hereto (collectively, the “Inventions”), and WHEREAS Consultants wish to develop and cause to be developed detailed designs, specifications, quality standards, plans and drawings, computer renderings, models and designs, improvements and modifications, and prototype and pre-production test versions of the Inventions, to facilitate Bovie’s marketing and distribution of the products derived from the Inventions in the United States and throughout the world including such other devices that substantially reflect the Patents and Inventions hereunder (collectively the “Products”).

            WHEREAS Consultants are willing to assign to Bovie all right title and interest in the Inventions and Products pursuant to the terms hereinafter set forth; and

WHEREAS:  On the terms and conditions set out herein, Bovie is willing to engage Consultants to assist Bovie and Consultants are willing to assist Bovie, in developing detailed designs, specifications, quality standards, plans and drawings, computer renderings, models and designs, improvements and modifications, and prototype and pre-production test versions, of the Inventions and Products while protecting Bovie’s  intellectual property and trade secret rights in and to the Inventions, and certain related confidential information.

NOW, THEREFORE, in consideration of the mutual undertakings and covenants set out herein, the parties expressly acknowledge and agree as follows:

1.            Consultants’ Services

1.1           Engagement: Bovie hereby engages Consultants to perform, and Consultants agree to perform, the services enumerated herein, for the Term set forth herein, unless the engagement is sooner terminated.

1.2           Provision of Equipment and Machinery: Bovie shall, within thirty (30) days after the date hereof, but subject to Force Majeure, purchase (and/or lease) and cause to be delivered to Henvil’s facility in Canada, if readily available, the necessary equipment and machinery valued at $400,000 which is listed and described on Exhibit C for use by Consultants in performing their Services and Scope of Work (as hereafter defined), subject to Section 1.2.2 below. Consultants acknowledge that for all purposes herein, Bovie is the owner of the equipment and machinery, with owner’s prerogative to exercise all indicia of ownership in any manner and for any reason, including but not limited to, removal of such equipment to its manufacturing location in Florida or elsewhere, on 90 days notice to Consultants.

1.2.1        Standard of care:  Consultants shall utilize the machinery and equipment in conformity with good design and manufacturing practices exercising the appropriate standard of care for the proper maintenance of the machinery and equipment and the safety of the personnel operating same.

1.2.2        Use for other Purposes:  In the event the equipment is used for any purpose other than what is contemplated by this Agreement, Consultants shall notify Bovie in writing of the nature of the use and shall compensate Bovie on terms and amount to be agreed upon prior to such intended use.

1.2.3        Insurance:  For as long as the equipment and machinery is located at consultants’ facility, Consultants shall purchase and keep in effect property insurance  covering the equipment and machinery  specified in Exhibit C in an amount equal to the greater of $400,000 or the actual value thereof, with Bovie as a named insured.

1.3           Standard of Performance:  Consultants acknowledge that Bovie is entrusting to them with highly sensitive confidential and commercially-valuable information, not generally known, and relying expressly on Consultants’ discretion, experience, and expertise:  (a) to develop detailed designs, specifications, quality standards, plans and drawings, computer renderings, models and designs, improvements and modifications, and prototype and pre-production test versions, of the Inventions, in a good and professional manner, consistent with best practices and the standard of care in the medical device design and engineering industry, taking into account time and budgetary constraints imposed by Bovie; and (b) to keep confidential and to preserve Bovie’s trade secrets and confidential information, and that, in consequence, they will occupy a special position of trust and confidence with respect to Bovie. Consultants hereby agree that, in the course of performing the services enumerated herein, they will at all times use reasonable efforts to advance Bovie’s interests, and loyally and faithfully, subject to Force Majeure, to perform their obligations for Bovie’s benefit.

1.4           Services:  Subject to Force Majeure events, Consultants hereby agree to perform the services set out in the Scope of Work, attached hereto as Exhibit D hereto, not later than the times specified for completion of the Scope of Work, as the same may be amended by mutual agreement of the parties from time to time (the “Services”). The Scope of Work and delivery date may be modified or augmented from time to time by mutual, written agreement signed by the parties, acting reasonably.

1.5           Limitations on Consultants Authority in Respect of Dealings with  Third Parties: Each  Consultant shall have no authority or power to bind Bovie to any obligations or undertakings with third parties, nor shall Consultants represent that they have, or hold themselves out as having; or imply or suggest that he has; such authority or power.  All negotiations and negotiating positions with any third parties are subject to approval by Bovie.  All agreements, understandings and contracts with third parties must be in writing, and duly executed by an officer of Bovie in order to be effective against Bovie. Consultants shall disclose to third parties the foregoing limitations on their authority where and when reasonably necessary to avoid creating misapprehensions or misunderstandings on the part of such third parties as to the scope of Consultants’ authority.

1.6           Independent Contractor Status:   Consultants and Bovie are contractors independent of one another, and Consultants shall not be considered the employee, partner or joint venturer of Bovie, or subject to the execution and performance hereof, the owner of any interest in the Inventions or business associated with it.  Subject to the provisions of this Agreement, Consultants shall be free to perform the services required hereunder at the times, in the places, and in the manner they deem fit. Except as expressly  provided herein and subject to the provisions of section 2.1 hereof, Consultants shall provide, at their cost and expense, all transportation, personnel, equipment, insurance and supplies needed to perform the Services.  Bovie is contracting for the results set out in the Scope of Work, and Consultants shall control the details of their performance. Consultants shall be liable for and responsible for payment of any and all taxes that may be due upon compensation earned by them under this Agreement.

1.7           Bovie’s Efforts to Exploit the Inventions: Bovie agrees that it shall use reasonable efforts to exploit commercially the Inventions, and that Bovie shall bear all costs of marketing of the Products. Bovie shall have sole, exclusive, and unfettered discretion as to the means by, and terms and conditions under, which Bovie shall endeavor to exploit the Inventions and Bovie does not guarantee or make any warranties or representations whatsoever to Consultants that such efforts will be successful, or will result in any level of revenue, income or profit.

2.            COMPENSATION

2.1          Development Compensation:  Bovie shall pay to Consultants, monthly for a period of twelve (12) months, the sum of thirty thousand ($30,000) or for less than a month, an appropriately pro-rated portion thereof (“Consulting Fee”) commencing with the execution hereof, in support of Consultants’ preparations and performance of their Services and Scope of Work hereunder plus the cost of tools and molds up to a maximum cost of $120,000.00 if required for the Scope of Work, all of which is subject to approval of Bovie which shall be the owner of such tools and equipment.

2.2           Royalty Fee:  Commencing with the period immediately following one year after the date of the first sale or commercial delivery of the Product for use and continuing for a period of four years thereafter, Bovie shall pay on a quarterly basis to Livneh, or an entity designated by him in writing, which is at least 50% owned and controlled by Livneh, a minimum royalty (“Initial Minimum Royalty”) consisting of the greater of $35,000 per year or 3% of Adjusted Gross Revenues received (as hereinafter defined) inclusive of Product delivery for use and such other device(s) that substantially reflect the work performed by Consultants hereunder, namely variants of the reusable ergonomic modular disposable and re-usable hand instrumentation, embodied by the Inventions, during the Term, if any.  Commencing with the quarterly period following the end of the aforesaid four-year period and continuing thereafter for the balance of Term of this Agreement, Bovie shall pay to Livneh, or his designee, a royalty payment (“Ongoing Royalty”) equal to 2.5% of such Adjusted Gross Revenues.  Except as expressly provided in this Agreement, no Royalty shall be payable on account of sale, licensing or otherwise of any other Bovie services or product other than the Products, or on account of any other revenue or income received or accrued by Bovie, from whatever source derived.

2.2.1        Adjusted Gross Revenues:  As used herein, the term “Adjusted Gross Revenues” shall mean   Bovie’s gross sales (the gross amount billed Bovie customers inclusive of distributors) of the Products on account of the sale or delivery for use of the Products and any other device that substantially embodies the Inventions and work performed by Consultants hereunder less (i) shipping costs and (ii) commissions payable to third parties (not including employees, consultants or contractors of Bovie) (iii) returns, and (iv) royalty payable on demo models supplied.

2.2.2       Payment Terms; Content of Fee Statements:   The Royalty shall be payable to Consultants on a calendar quarterly basis.  Not later than thirty (30) days after the last day of the previous calendar quarter, Bovie shall remit to Consultants the amount of the Royalty due on Gross Revenues actually received and credited on account of the sales of the Products during the previous quarter, if any.  With each such payment, Bovie shall deliver to Consultants a statement, showing, for the previous calendar quarter, the total amount of revenues received by Bovie on account of the sales or delivery for use of the Products derived from the Inventions including such other device that substantially embodies the work performed by Consultants hereunder, the amount of gross revenues received and royalty payable for such quarter.  Consultants and their agents shall be entitled not more than once per calendar year during the Term of this Agreement, on ten (10) days prior written notice, to inspect, audit and copy the books and records of Bovie relevant to the Royalty, in Bovie's premises during Bovie’s normal business hours. If such inspection reveals an error in an amount equal to or greater than $1000 concerning the calculation of the Royalty, then Bovie shall pay any amount due and promptly reimburse the actual and reasonable costs of Consultants in connection with such inspection and audit.  Bovie shall promptly correct any such accounting error upon discovery, whether pursuant to such an inspection or audit or otherwise and advise the Consultants accordingly.

2.3           Stock Options:  As additional compensation for Steve Livneh, Bovie shall, subject to Section 2.3.1 below, issue to Livneh, a company owned 50% or more by him or to a family member designated by him, when requested, a total of 100,000 restricted stock options to purchase 100,000 restricted shares of Common Stock of Bovie, exercisable at the closing price for Bovie’s Common Stock on the American Stock Exchange as of at the close of business on the date requested.

2.3.1        Vesting of Options: The aforesaid stock options shall not vest until such time as Bovie formally receives section 510K approval from the FDA for each of the Arthroscopic and Lap Choly classes of instrumentation subject to the application, at the rate of 50% each (or a total of 50,000 options shall vest for each class of instrumentation so approved); provided that Bovie, at its expense, shall apply for section 510K approval within a reasonable period after Henvil's delivery of drawings for each class of Products described in Exhibit A and B.

2.3.2        Consultants acknowledge that such options shall be restricted stock options which are acquired for investment and shall have a term of five years.

2.3.3        Exercise of the restricted stock options shall give the holder of such options the right to acquire restricted shares of common stock of Bovie and future transfer and/or sale of the shares so purchased may only be made in compliance with the Securities Act of 1933, as amended.

2.4           Payment of Fees Ordinary Contractual Obligation of Bovie; No Trust:  Bovie’s obligations to pay Royalty to Consultants shall be regarded as an ordinary contractual obligation of Bovie’s only, and Bovie shall not be deemed, expressly or by implication, to hold any part of its revenues or income derived on account of sale of Product derived from the Inventions as a trust for the benefit of Consultants.

2.5           Transmission of Payments.  Bovie agrees to transmit all payments due Consultants under this Agreement to Henvil or Steve Livneh, as directed by Henvil in writing .

3.             CONFIDENTIAL INFORMATION:

3.1           Mutual Nondisclosure Agreement.  Consultants and Bovie acknowledge that, by virtue of this Agreement, each will have access to confidential information belonging to the other.  Accordingly, the parties agree to respect and fulfill at all times the terms and conditions of the Mutual Nondisclosure Agreement attached hereto as Exhibit E, which is incorporated herein by reference.

3.2           Inventions and Consultants’ Work Product  Proprietary to Bovie Consultants acknowledge that upon execution of this Agreement, the Inventions and all  designs, plans, drawings, standards, specifications, modifications, technical information, prototypes, test versions, and models associated with the Inventions as conceived or developed by Consultants (both before and after the execution of the agreement) and the work to be performed by Consultants for Bovie under this Agreement shall become the exclusive intellectual property of Bovie and shall be subject to the protections of applicable United States and international trademark trade secret, copyright and patent law.  Consultants further acknowledge that all original works of authorship which are made by Consultants (solely or jointly with others) within the Scope of Work and during the Term of this Agreement which are protectable copyright law are “works made for hire,” as that term is defined in the United States Copyright Act, as amended.

3.3           Injunctive Relief:      Consultants further acknowledge that unauthorized disclosure or use of Confidential Information or Trade Secrets or infringement of Bovie’s intellectual property rights in and to the Inventions or Products would result in great harm and injury to Bovie, which would not be readily compensable in money damages.  Accordingly, Consultants agrees that, without waiving any additional rights and remedies otherwise available to Bovie at law, in equity, or by statute, Bovie shall be entitled to preliminary and permanent injunctive and other equitable relief, and waive bond or other security as a condition of such preliminary relief, in the event of Consultants’ breach or threatened breach of any covenant contained in this section 3.

3.3.1        Bovie acknowledges that during the term of agreement, unauthorized disclosure or use of confidential information or Trade Secrets provided by Consultants or infringement of Consultants' intellectual property rights would result in great harm and injury to Consultants, which would not be readily compensable in money damages. Bovie further acknowledge that unauthorized disclosure or use of Confidential Information or Trade Secrets or infringement of Consultants intellectual property rights in and to Consultant’s inventions, would result in great harm and injury to Consultants, which would not be readily compensable in money damages.  Accordingly, Bovie agrees that, without waiving any additional rights and remedies otherwise available to Consultants at law, in equity, or by statute, Consultants shall be entitled to preliminary and permanent injunctive and other equitable relief, and waive bond or other security as a condition of such preliminary relief, in the event of Bovie’s breach or threatened breach of any covenant contained in this section 3

4.            ASSIGNMENT OF INVENTIONS AND TECHNOLOGY:

4.1              Assignment of  Work Product and Intellectual Property  to Bovie. Consultants agrees to, and hereby does, without any additional consideration, irrevocably and unconditionally assign and transfer outright all their respective right, title and interest in and to (a) any and all materials and work product created or developed by Livneh in the course of performing services under this Agreement (“Work Product”); (b) any and all Inventions,  improvements, modifications (whether or not the same be reduced to written or computer-readable form) derived from the Inventions, the Services performed or Work Product created by Consultants hereunder, including but not limited to designs, drawings, specifications and standards, improvements and modifications and pictorial or graphic representations of images, prototypes models and test versions; and (c) any and all copyrights, trademarks, patents and patent rights, and applications therefor, if any, and any and all other intellectual property and/or industrial property rights in and to any and all of the foregoing (collectively Intellectual Property”).

4.2           Disclosure of Work Product.      Consultants agree to execute any instruments, applications, and documents, and to do all other things reasonably requested by Bovie at Bovie’s expense (both during and after Consultants’ engagement with Bovie) in order to vest more fully in Bovie all Intellectual Property and other ownership rights in those items transferred by Consultants to Bovie in Section 4.1 hereof.

4.3           No License or Permit Granted.    Subject to Section 5.3 and excluding territories outside North America, nothing herein shall be deemed to grant or give Consultants any express or implied license or right to use, disclose, practice or reduce to practice, or permit or sublicense any third party to use, disclose, practice or reduce to practice, all or any part of the Inventions, Confidential Information,  Products or the Intellectual Property of Bovie, except strictly in accordance with the terms of this Agreement for the purposes expressly contemplated herein, all of such rights being hereby expressly reserved by Bovie.

4.4   Intellectual Property and Independent Business of Consultants.  Nothing herein shall be deemed to grant Bovie an interest of any kind or license in any inventions or intellectual property of Consultants (other than the Intellectual Property or Work Product expressly assigned to Bovie in this Agreement).  Bovie acknowledges that Consultants have been and will continue to be engaged in other business activities, including without limitation the business of developing other medical devices provided; however, such other activity does not materially impair or conflict with Consultants’ obligations hereunder. Nothing herein shall be deemed to prevent or limit the ability of Consultants to continue their independent business activities after the execution of this Agreement, so long as they do not use, disclose or infringe upon the Intellectual Property or Work Product expressly assigned to Bovie in this Agreement.

5.    CONSULTANTS’  WARRANTIES AND REPRESENTATIONS: INDEMNITY AND HOLD HARMLESS:

               5.1           Warranty:   Consultants warrant and represent that to the best of their knowledge and belief  (a) the Work Product and Intellectual Property and any respective  part(s) thereof does not and will not infringe any  (i) U.S patent; or (ii) trade secret or other confidentiality, exclusivity, or proprietary rights of any third party. Consultants have received from Howard & Howard Attorneys the letter dated November 22, 2005 attached hereto as Exhibit F with respect to the Intellectual Property; and shall request  such firm to permit Bovie to rely theron; (b) the Intellectual Property is free and clear of any and all third party security interests or encumbrances arising by some relationship with Consultant; (c) neither the execution of this Agreement nor the, grant of the rights granted to Bovie hereunder, violates any confidentiality, exclusivity, license or contractual right of any third party; and (d) Consultants shall perform the Services in a good and professional manner.  Consultant does not warrant the truth, accuracy or validity of the opinion attached as Exhibit F.

5.2    Infringement  For a period of three and on-half years following the first payment of the Initial Royalty hereunder, (a) in the event Bovie receives notice from a third party of an infringement  claim or threat thereof that is within the scope of Consultant’s  representation made in Section 5.1(a), then Consultant shall, if requested by Bovie, exert their best efforts to replace Consultant’s Work Product (including design) with non-infringing Work Product, at Bovie’s reasonable cost and expense; and (b) Consultant’s monetary indemnity obligations to Bovie under this section shall be satisfied exclusively through offset, limited to 55%, of future amounts payable to Consultants under Section 2.1 of this Agreement. (c) In the event litigation is commenced against Bovie over an alleged infringement, a total of 55% of any future Royalty payment payable to Livneh hereunder shall be withheld by Bovie to be applied against legal fees incurred in such defense.  If Bovie wins the litigation, it shall reimburse Livneh for any and all such Royalty amounts withheld. If Bovie determines to settle the litigation, the parties shall consult and mutually agree as to the extent, if any, Livneh shall be reimbursed.

5.3           Non-Compete, For as long as Livneh receives royalties hereunder, Consultants shall not compete directly or indirectly with Bovie by offering instrumentation that infringes the Patent and Intellectual Property acquired hereby in any market in which Bovie markets the Products.

5.4           Additional Covenants

5.4.1   Consultants further covenant and represent that, during the Term of this Agreement they shall exercise commercially reasonable efforts on a part-time basis to perform the tasks specified on Exhibit D attached hereto, which is incorporated herein by reference.

5.4.2   Bovie covenants and represents that it shall: (a) Undertake to complete applications maintenance and support  for obtaining U.S. patents on Inventions including compliance with and payment of costs and fees associated therewith inclusive of applications for foreign Patents that Bovie deems appropriate; (b) obtain competitive samples of products pursuant to Consultants’ request; (c) provide final packaging and marketing materials, (d) assist Consultants in interfacing the Products to be developed with Bovie’s electrosurgical generators; (e) provide field testing, evaluations and validations for the Products; (f) provide all regulatory services for the products developed, inclusive of 510k registration and qualification; (g) provide warehousing of inventory and shall commence marketing and sales efforts within 15 days of delivery of product for  commercial exploitation of the products developed from the Inventions and Intellectual Property acquired hereby; (h) reimburse all reasonable expenses incurred by Livneh for visitations with Bovie or at Bovie’s request to provide assistance as needed; (i) provide passes and reimbursed expenses to Livneh for his attending the following conventions in the first two years of the Agreement: AAOS, AORN, AAGL, ACS, SAGES and Medica in Dusseldorf, Germany.

6.            SURVIVAL:   Consultants’ and Bovie’s obligations under Sections 3, 4 and 5 of this Agreement (as applicable) shall survive expiration or termination of this Agreement for any reason.

7.            TERM AND TERMINATION   This Agreement shall commence upon its execution by each party hereto and shall continue for the life of the patents thereafter.

7.1           Either party shall have the right to terminate this Agreement by delivering to the other party a written notice of termination upon the occurrence of any of the following events:

(a) Should a party breach any material obligation hereunder, then the non-breaching party shall give written notice in writing to the breaching party, calling the breaching party’s attention to such breach, and the breaching party shall have 60 days to remedy the breach.  If the breaching party fails to remedy the breach within said 60 days, then the non-breaching party may terminate this Agreement with immediate effect;

(b) Should the other party suspend the payments of its debts, admit that it is unable to pay its debts as they become due or if bankruptcy or insolvency proceedings are filed by or against such other party and the same have not been dismissed within 60 days following such filing;

(c)  If a party makes a general assignment for the benefit of its creditors;

7.2           Consultants shall have a further right to terminate this Agreement on fifteen (15) days advance notice in writing, with a concomitant right in Bovie of fifteen (15) days to cure, in the event that:

(a)           Bovie sells or distributes any other product that competes with the Products; or

(b)           Bovie fails to pay Consultants the Royalty specified in Section 2.1 in any calendar year during the Term of Agreement, beginning with the 2007 calendar year.

8.            MISCELLANEOUS

8.1           All currency compensation hereunder shall be in US dollars.

8.2           This Agreement shall be binding upon, and shall inure to the benefit of, each of the parties’ heirs, successors, successors in interest, permitted assigns, and legal representatives.  Without the advance written consent of Bovie, which may be withheld in Bovie’s sole discretion, Consultants may not (a) subcontract or delegate their duties hereunder to, or (b) perform such duties by or through, any person or entity other than Steve Livneh or Henvil, or assign their rights hereunder to any other person or entity unless such entity is at least 50% owned and controlled by Steve Livneh.  Upon assignment of this Agreement by Bovie, assignee shall become liable to Consultants for all obligations of Bovie hereunder, without relieving Bovie’s liability hereunder.  In the event of any default by assignee under this Agreement, Consultants may, at their option, but without any obligation to do so, elect to treat such assignment as a direct Agreement with Consultants and pursue all available legal and equitable remedies directly against Bovie.

8.3            This Agreement shall be deemed to have been made within, and the rights and remedies of the parties shall be determined in accordance with the laws of, the State of New York, regardless of where actually executed by any party, and without regard to the choice of and conflict of laws principles of New York or the place or places of execution. The parties hereby designate the Courts of New York as the sole and exclusive forum for resolution of any disputes arising under this Agreement and claims for breach thereof, and further, each of the parties hereby expressly consents to that forum, and to the exercise of personal and subject matter jurisdiction by such Court, waiving affirmatively any objection thereto.

8.4            This Agreement may be executed in counterpart originals, all of which together shall constitute a single agreement.  This Agreement may be executed by any party in the form of a facsimile signature and, for purposes hereof, each such facsimile signature shall be deemed to be an original signature, binding such party to the terms and provisions of this Agreement.

8.5           Any notice or other communication required or permitted under this Agreement shall be given in writing, and delivered via hand, electronic mail, facsimile, overnight courier service, or registered or certified mail, return receipt.  Any such notice shall be effective against the party to whom it is addressed upon delivery as follows:

If to Bovie:	Name:	Bovie Medical Corp.
	Attention:	Moshe Citronowicz
	Address:	7100 30th Avenue North
St. Petersburg, FL 33710
	Fax:	(727) 347-9144

If to Consultants:	Name:	Henvil Corp.
Steve Livneh
	Address:	440 Dalhousie St.
Amhertsburg, Ontario
Canada N9VIX3
	Fax:	(519) 736-5779

Each party hereto shall promptly notify in writing, the other parties of any change in the foregoing contact information.

8.6   This Agreement and attached Exhibits A, B, C, D, E, and F which are incorporated herein by reference, constitute the entire agreement between and among the parties as to the subject matter hereof.  It sets forth all of the covenants, promises, agreements, conditions, and understandings between and among the parties, and there are no other representations, statements, warranties, covenants, promises, agreements, conditions, and understandings, express or implied, oral or written, relating to the subject matter of this Agreement.  This Agreement may not be changed or modified or amended, in whole or in part, except in writing executed by the parties hereto.

8.7           In this Agreement "Force Majeure" means delays caused by war or insurrection, flood, earthquake, major explosion, fire or other casualty, major weather differences from the normal weather conditions for the area in which the Premises are located, or acts of God, labour disputes, terrorist attacks, refusal or failure of governmental authorities to grant necessary approvals and permits or subsequent withdrawal of such approval or permits by the appropriate authorities, but in no event shall the lack of funds qualify as Force Majeure.

8.8           (a)        Despite anything to the contrary contained herein, but subject to Section 8.8(b), if either party is bona fide delayed or hindered in or prevented from performing any term, covenant or act required to be performed under this Agreement by reason of an act of Force Majeure, then the performance of such term, covenant or act shall be excused for the period of the delay.  Upon the reason for the delay being rectified, the party so delayed shall thereafter perform such term, covenant or act within the appropriate period after the expiration of the period of such delay.

(b)           Nothing in Section 8.8(a) excuses:

(i)	a delay caused by lack of funds or other financial circumstances of any party;

(ii)	a delay primarily the fault of the party alleging that it has been hindered or delayed; or

(iii)	Bovie from paying Royalties or fees when due and payable.

8.9           Any failure by one party to insist on strict and timely performance of the obligations of the other parties on one or more occasions shall not constitute a waiver of such party’s right to strict and timely performance on any other occasion.

8.10         The headings and subheadings used in this agreement are for convenience only, are not intended to describe, construe or interpret this Agreement, and do not constitute substantive provisions, or create or modify any rights or obligations created by the substantive provisions of this Agreement.

8.11         If any provision or part of this Agreement shall be found to violate any law or otherwise be found to be legally defective, void or unenforceable, such provision or part shall be severed, without affecting the binding effect and enforceability of any other provisions, which remaining provisions shall remain fully binding and enforceable according to their terms.

8.12         Whenever the context so requires, the singular shall include the plural and the plural shall include the singular, and the gender of any pronoun shall include the other gender or neuter.

[The signatures of the parties appear on the next succeeding page.]

IN WITNESS WHEREOF, the parties set their hands and seals hereto, as of the date first written.

BOVIE MEDICAL CORPORATION		HENVIL CORP.

By:	/S/ Moshe Citronowicz	By:	/S/ Steve Livneh
	Moshe Citronowicz, Vice President		Steve Livneh, CEO

/S/ Steve Livneh
Steve Livneh, Individually

EXHIBIT A

The description of the instruments is below:

Arthroscopic instruments covered by the said agreement:

MF (Modular Forceps) description-Arthroscopy

The MF family of Arthroscopic hand instruments consists of a reusable, ergonomically superior handle and disposable and reusable, cleanable cable/tube/tip assembly (tip).

The modular feature allows using the same handle with a variety of tip styles, i.e. blunt nose, scooped nose, predator, duckbill, shovelhead styles.  Loading and ejecting tips is easy and safe.

The tips may be cleaned via a flushing port and in some cases even re-sharpened.

The advantages in the MF concept are:

Reduced cost and simplified inventory to the end user.

A flushing port that will allow inside flushing.

Much improved ergonomics to the surgeon, resulting in less fatigue and easy adaptation of the MF.

The MF handle and the elements of the tips are the subject of US Patent Application No. 60/717074.

The MF Arthroscopic tip styles to be developed and manufactured under this agreement are:

3.4 mm blunt punch
2.7 mm blunt punch
3.4 mm scoop punch
2.7 mm scoop punch
3.4 mm grasper
3.4 mm scissors

EXHIBIT B

Lap-Choly MF (Modular Forceps) description

The MF family of Lap-Choly (LC) hand instruments consists of a reusable, ergonomically superior, insulated handle and disposable, and reusable, cleanable cable/tube/tip assembly (tip).

The modular feature allows using the same handle with a variety of tip styles, i.e. scissors, graspers, dissectors, needle holders and other styles.  Loading and ejecting the tip is easy and safe.

The tips may be cleaned via a flushing port and in some cases re-sharpened.

The advantages in the MF concept are:

Reduced cost and simplified inventory to the end user.

A flushing port that will allow inside flushing.

Much improved ergonomics to the surgeon, resulting in less fatigue and easy adaptation of the MF.  The handles insulated while still providing metal handle grips and available ratchet-an industry first.

The MF handle and the elements of the tips are the subject of US Patent Application No. 60/717074

The MF lap-choly tip styles to be developed and manufactured under this agreement are:

5 mm curved scissors.
5 mm Maryland dissector
5 mm Allis grasper
5 mm Predator style grasper
5 mm Atraumatic grasper
5 mm Needle holder

EXHIBIT C

BOVIE-MF PROJECT
PRELIMINARY EQUIPMENT LIST
11-08-2005

ITEM#	DESCRIPTION	QUANT.	COMMENTS

MACHINES:

1.	20 MM Multi-Axis, Double Spindle, Powered tools	1	New
	SWISS LATHE.

2.	16 MM multi-axis, double spindle, powered tools	1	New
	SWISS LATHE

3.	HIGH SPEED VMC, INCL. REAL TIME 4TH AXIS INCLUDING	1	NEW
	TOOLING

4.	TOOLS ROOM CNC MILL INCLUDING TOOLING	1	NEW/USED

5.	TOOL ROOM LATHE	1	NEW/USED

6.	CENTERLESS GRINDER	1	NEW/USED

7.	SURFACE GRINDER, SEMI-AUTOMATIC	1	NEW/USED

8.	WIRE EDM SUBMERSIBLE	1	USED

9.	LASER WELDER, MANUAL, PLUS ROTARY/LINEAR	1	NEW
	FIXTURES

10.	DRILL PRESS	1	NEW

11.	MANUAL MILL (I.E. BRIDGPORT)	1	NEW/USED

Q.C. EQUIPMENT:

1.	COMPARATOR WITH FIXTURES	2	NEW/USED

2.	MICROSCOPE W/VIDEO CAMERA	1	NEW/USED

3.	GRANITE SURFACE PLATE + STAND	1	NEW/USED

4.	GAUGE PINS AND BLOCKS	2	NEW

5.	HEIGHT GAUGE	1	NEW

MISCELANEOUS:

1.	BUFFING MACHINE	2	NEW/USED

2.	TIG/MIG WELDER	1	NEW

3.	ULTRASONIC CLEANER	1	NEW/USED

4.	SAND BLASTER	1	NEW

5.	AIR COMPRESSOR 15-25 HP	1	NEW

6.	CITRIC ACID PASSIVATION STATION	1	NEW

7.	ELECTROPOLISH STATION	1	NEW

NOTE:

SOME ALTERATION AND CHANGES MAY OCCUR, BASED ON EQUIPMENT AVAILAILABITY AT THE TIME OF PURCHASE/LEASE.

EXHIBIT D:

SCOPE OF WORK:
Consultants Shall:	Time Frame:

(a) Complete designs of initial offerings of Arthroscopic and Lap-Choly instruments and each respective set of instrumentation is referred to herein as a family of products.	8 weeks per family of instruments

(b) Complete Pre-production protoyping for all first generation products;	within 3 months after installation of necessary equipment

(c) Advise and assist Bovie in connection with patent maintenance and expansion(s) of patents and patent applications.	__

(d) Provide assistance in testing and evaluations to be made of all Products derived from the Inventions;	__

(e) Prepare and provide Quality Control specs and procedures;	Within 4 weeks of delivery of drawings for each family of instruments

(f) Prepare and provide manufacturing drawings, process sheets and specs relating to the Inventions;	within 8 weeks after delivery of drawings for each family of instrument

(g) Prepare and provide all documentation reasonably requested as per Bovie’s QSR, including design history file and risk analysis documentation, and operating manual.	To be in place prior to launch of each family of instruments, to take place within 16 weeks after the applicable equipment is in place for the 1st family of instruments;

(h) Provide assistance and training to Bovie’s assembly team, under separate agreement to be mutually agreed, if and when needed;	__

(i) Assist in packaging design and sourcing for Bovie’s Marketing Program;	__

(j) Design and manufacture assembly fixtures, tools and accessories in Henvil Facility under separate, written agreement to be mutually agreed, which shall provide Consultants with a right of first refusal to manufacture Products derived from the Inventions for a price equal to the average price quoted by three competing manufacturers;
__

(k) Provide technical assistance to Bovie in all relevant areas including field testing;	__

(l) Provide Steve Livneh, to the extent he is available, for participation in engineering and marketing meetings and discussion pertaining to the Inventions and Products; and	__

(m) Give first priority to manufacturing of Bovie electrodes components (arthroscopic ablation electrodes) at reduced prices (Parties acknowledge that final prices are to be determined pending final design, quantities and equipment availability).
__

EXHIBIT E:

MUTUAL NON-DISCLOSURE AGREEMENT

This Mutual Non-Disclosure Agreement (“Agreement”) dated December__, 2005, is entered into by and between Henvil Corp., an Ontario Canada corporation (“Henvil”), and Steve Livneh, its sole shareholder and principal, (collectively “Consultants”) as parties of the first part, and Bovie Medical Corporation, organized and existing under the laws of the State of Delaware (“Bovie”), as party of the second part.

1.	Definitions.

1.1           Disclosing Party and Receiving Party.  As used in this Agreement, the party disclosing Confidential Information (as defined below) is referred to as the “Disclosing Party”; the party receiving such Confidential Information is referred to as the “Receiving Party”.  Each of the Consultants and Bovie may be both a Disclosing Party and Receiving Party depending upon the declaration of disclosure of Confidential Information.

1.2           Confidential Information.  As used in this Agreement, the term “Confidential Information” shall mean all information about either party’s business, business plans, customers, strategies, trade secrets, operations, records, finances, assets, technology, data and information that reveals the processes, methodologies, technology or know how by which either party’s existing or future products, services, applications and methods of operation are developed, conducted or operated and other confidential or proprietary information designated as such in writing by the Disclosing Party, whether by letter or by the use of an appropriate proprietary stamp or legend, prior to or at the time any such trade secret or confidential or proprietary information is disclosed by the Disclosing Party to the Receiving Party or is orally or visually disclosed to the Receiving Party by the Disclosing Party.  Information which is orally or visually disclosed to the Receiving Party by the Disclosing Party, or is disclosed in writing without an appropriate letter, proprietary stamp or legend, shall constitute Confidential Information if (i) it would be apparent to a reasonable person, familiar with the Disclosing Party’s business and the industry in which it operates, that such information is of a confidential or proprietary nature the maintenance of which is important to the Disclosing Party or if (ii) the Disclosing Party, within thirty (30) days after such disclosure, delivers to the Receiving Party a written document or documents describing such information and referencing the place and date of such oral, visual or written disclosure and the names of the employees or officers of the Receiving Party to whom such disclosure was made.

2.           Disclosure of Confidential Information.  The Receiving Party shall hold in confidence, and shall not disclose (or permit or suffer its personnel to disclose) to any person outside its organization, any Confidential Information.  The Receiving Party and its personnel shall use such Confidential Information only for the purpose for which it was disclosed and shall not use or exploit such Confidential Information for its own benefit or the benefit of another without the prior written consent of the Disclosing Party. Without limitation of the foregoing, the Receiving Party shall disclose Confidential Information only to persons within its organization who have a need to know such Confidential Information in the course of the performance of their duties and who are bound by a written agreement possessing terms at least as restrictive as this agreement, enforceable by the Disclosing Party, to protect the confidentiality of such Confidential Information. The Receiving Party shall adopt and maintain programs and procedures that are reasonably calculated to protect the confidentiality of Confidential Information and shall be responsible to the Disclosing Party for any disclosure or misuse of Confidential Information, which results from a failure to comply with this provision.  The Receiving Party shall be fully responsible for any breach of this Agreement by its agents, representatives and employees. The Receiving Party will promptly report to the Disclosing Party any actual or suspected violation of the terms of this Agreement and will take all reasonable further steps requested by the Disclosing Party to prevent, control or remedy any such violation.

3.           Limitation on Obligations.  The obligations of the Receiving Party specified in Section 2 above shall not apply, and the Receiving Party shall have no further obligations, with respect to any Confidential Information to the extent Receiving Party can demonstrate, by clear and convincing evidence, that such Confidential Information: (a) was generally known to the public at the time of disclosure or has become generally known through no breach of an agreement with or a duty owed to the Disclosing Party; (b) was in the Receiving Party’s possession at the time of disclosure other than as a result of Receiving Party’s breach of any legal obligation; (c) becomes known to the Receiving Party through disclosure by sources other than the Disclosing Party having the legal right to disclose such Confidential Information; or (d) is independently developed by the Receiving Party without reference to or reliance upon the Confidential Information. In the event of a disputed disclosure, the Receiving Party shall bear the burden of proof of demonstrating that the information falls under one of the above exceptions. Receiving Party may disclose Confidential Information if and to the extent required by applicable laws, governmental or regulatory regulations, or proper legal or governmental authority; provided that the Receiving Party provides prior written notice of such disclosure to the Disclosing Party and Receiving Party takes reasonable and lawful actions to avoid and/or minimize the extent of such disclosure.

4.           Return of Documents.  The Receiving Party shall, upon the termination or expiration of this Agreement or the written request of the Disclosing Party, return to the Disclosing Party all drawings, documents, and other tangible manifestations of Confidential Information received by the Receiving Party pursuant to this Agreement (and all copies and reproductions thereof).

5.           Term and Termination.  Each Party has a right to terminate this Agreement upon written notice to the other Party. Nowithstanding any such termination, the provisions of this Agreement shall survive with respect to the parties’ obligations concerning  confidentiality of the respective item of the Confidential Information until the earlier of: (i) the expiration of the Disclosing Party’s ownership rights in this respective item of Confidential Information; (ii) the occurrence of any of the events set forth in (a) through (d) of paragraph 3, or (iii) a period of five (5) years from the effective date of this Agreement.

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6.           Miscellaneous.  This Agreement (a) supersedes all prior agreements, written or oral, Bovie and Consultants relating to the subject matter of this Agreement, (b) may not be modified, amended or discharged, in whole or in part, except by an agreement in writing signed by the parties hereto, (c) will be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and assigns, and (d) shall be construed and interpreted in accordance with the laws of the State of New York. The provisions of this Agreement are necessary for the protection of the business and goodwill of the Disclosing Party and are considered by the Receiving Party to be reasonable for such purpose.  The Receiving Party agrees that any breach of this Agreement will cause the Disclosing Party substantial and irreparable damages and, therefore, in the event of any such breach, in addition to other remedies that may be available, the Disclosing Party shall have the right to seek specific performance and other injunctive and equitable relief.

IN WITNESS WHEREOF, the parties set their hands and seals hereto, on the date first written.

BOVIE MEDICAL CORPORATION		HENVIL CORP.

By:	/S/ Moshe Citronowicz	By:	/S/ Steve Livneh
	Moshe Citronowicz, Vice President	Steve Livneh, CEO

Steve Livneh, Individually

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EXHIBIT F:

Letter regarding Intellectual Property from Howard & Howard Attorneys dated November 22, 2005